Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact:
Heather Reeves, Media Contact
310-231-4142 or hreeves-x@kbhome.com
Kelly Masuda, Investor Contact
310-893-7434 or kmasuda@kbhome.com
KB HOME NAMES JEFF KAMINSKI CHIEF FINANCIAL OFFICER
LOS ANGELES (May 25, 2010) — KB Home (NYSE: KBH), one of America’s premier homebuilders, today announced that Jeff Kaminski has been named executive vice president and chief financial officer effective June 7, 2010.
“It is my pleasure to welcome Jeff Kaminski to the KB Home team,” said Jeffrey T. Mezger, president and chief executive officer of KB Home. “Jeff brings with him a broad background in key financial disciplines and extensive leadership experience in a leading public company. I am confident Jeff will make a substantial contribution to KB Home as we continue to execute our KBnxt Built to Order™ business model and position the Company for growth in the years ahead.”
Prior to joining KB Home, Kaminski, 48, was senior vice president, chief financial officer and a member of the Strategy Board of Federal-Mogul Corporation (NASDAQ: FDML), a leading global supplier of automotive powertrain and safety technologies to original equipment manufacturers and the worldwide aftermarket headquartered in Southfield, Michigan. During his more than 20-year career at Federal-Mogul, a Fortune 500 company, Kaminski served in a variety of financial and operational leadership positions, including senior vice president of global purchasing, vice president of global supply chain management, vice president of finance for global powertrain systems, managing director of the Company’s aftermarket subsidiary in Australia, and international controller for the aftermarket group.
Kaminski began his career in public accounting at Deloitte & Touche LLP. He earned a bachelor’s degree in business administration from the University of Michigan and a master’s degree in business administration from Wayne State University.

About KB Home
KB Home, one of the nation’s premier homebuilders, has delivered over half a million quality homes for families since its founding in 1957. The Los Angeles-based company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home’s award-winning home designs and communities meet the needs of first-time, move-up and active adult homebuyers. KB Home was named to FORTUNE® magazine’s 2010 list of the World’s Most Admired Companies for the sixth consecutive year, and ranked #1 for “Innovation” among homebuilders. The Company trades under the ticker symbol “KBH” and was the first homebuilder listed on the New York Stock Exchange. For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
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